EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 5/30/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.66%	2.15%	13.94%
Class B Units	-0.68%	2.07%	13.53%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 30, 2008

Grant Park registered losses during the past week.  Losses came primarily from the energy and metals sectors, while the portfolio posted gains in the fixed income and currency markets.

The bulk of this week’s losses were in the energy markets.  As in recent months, movements in the U.S. dollar were again the driver behind movements in the energies.  Last Thursday’s improved revision of first quarter GDP gave the U.S. dollar a big boost towards the end of last week.  A stronger greenback caused a price break across the entire energy complex.  June crude oil dipped, off its recent highs, to $127.35 per barrel down 3.66% off last week’s close.  Further adding to crude oil’s declines were reports of reduced global gasoline demand in the U.S. and Europe.  Recent studies have shown that U.S. and British drivers in the month of March logged substantially less miles than during the same time period last year, which analysts believe is a trend that will continue in the coming months.

Losses to the portfolio were also sustained in the metals markets this past week. Prices in the precious markets fell alongside the energies this week as they too were pushed down by the dollar’s recent strengthening.  Setbacks in Grant Park’s long gold position accounted for the majority of the sector’s losses as gold dropped to near two-week lows.

Despite losses on commodities positions, Grant Park performed well in the financial markets this past week.  Essentially breaking even in the domestic markets, profits were primarily attributed to fixed income markets abroad.  The European financial markets contributed to gains as interest rates rose sharply over the course of the week.  Responding to fears of accelerating inflation in the Eurozone, government borrowing rates shot upwards, allowing the portfolio to turn a profit in its short positions in the German Bund and Euribor markets (where prices move inversely to interest rates).  The portfolio also performed well in the Asian markets, as a rally in Japan’s Nikkei 225 index pushed down prices on Japanese Government Bonds in line with the portfolio’s short positions.

Lastly, the portfolio earned modest profits in the currency markets as well last week.  A weakening in the Japanese yen against the euro, and the U.S. and Australian dollars helped Grant Park’s short yen positions.  On the heels of rising equity markets, many speculators are fostering larger risk appetites and straying from the more risk-averse Japanese currency and fixed income markets weakening the currency.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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